Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Douglas Beck
703.934.3820

ICF International Awarded Second and Third Phases of the Housing

Program Management Services Contract in Louisiana

Firm Continues to Implement Program to Help Restore Louisiana Housing

Infrastructure

Fairfax, VA, October 19, 2006 – ICF International (Nasdaq: ICFI) announced today that it was awarded, through its subsidiary ICF Emergency Management Services, LLC, the second and third phases of its Housing Program Management Services contract for the State of Louisiana’s Office of Community Development (OCD). This new funding brings the total value of this engagement, which is expected to extend for three years, to US$756 million, inclusive of the previously announced US$87 million first phase. Under these next two phases, the ICF team will continue to process applications and provide housing counseling and assistance to qualified homeowners and small rental unit landlords affected by Hurricanes Katrina and Rita. The contract funding, which is expected to support some 800 staff at the Program’s peak, will continue to provide for hiring and training; leasing, establishing, and maintaining housing assistance centers; building the information technology infrastructure for processing the applications and subsequent data verifications; staffing and maintaining a full-service call center; and funding the Program’s outreach.

In the first, four-month phase of the contract, the ICF team hired more than 400 employees to establish the Program, 95 percent of whom are from Louisiana and many of whom were hurricane victims themselves. The team opened ten new housing assistance centers throughout the State as well as a project office headquarters, established a full-service call center which has fielded more than 100,000 calls weekly, received more than 68,000 applications and held more than 10,000 appointments with affected homeowners.

“We met or exceeded the deadlines established for the first phase of the Program and are pleased that we were able to accomplish our goals, while simultaneously hiring hundreds of employees and teaming with numerous firms from within the State. We will continue to work diligently to ensure that the funds required to manage the Program primarily provide jobs, infrastructure, and enhanced skills for the people of Louisiana,” says Michael Byrne, an ICF senior vice president and chief program executive.

“The State estimates that nearly 123,000 residents are eligible for the rebuilding grant monies allocated for homeowners. In the second and third phases, we expect to double local hiring and team with an even greater number of local firms. We are honored to play such an important role in helping displaced residents rebuild their communities,” added Byrne.

The ICF team includes the Louisiana-based firms Deltha Corporation, First American Title Insurance Company of Louisiana, Franklin Industries, Jones Walker, Network Technology Group, Peter A. Mayer Advertising, Providence Engineering & Environmental Group, and Shaw Environmental.

Other key members with a significant presence in Louisiana, include Quadel Consulting and West Telemarketing.

ICF International partners with government and commercial clients to deliver consulting services and technology solutions in the energy, environment, transportation, social programs, defense, and homeland security markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 1,800 employees serve these clients worldwide. ICF’s Web site is http://www.icfi.com.

This press release may contain forward-looking statements that reflect our current expectations regarding the services we will provide under the contract with the State of Louisiana’s Office of Community Development (OCD) and the outcome of the services rendered to OCD. Words such as “will”,”expect” and similar words or phrasing, identify forward-looking statements. These statements are not guarantees and involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to: the fact that funding under the contract is not guaranteed; risks related to our actual performance of services under the contract; risks related to our costs of performance, especially as schedules and program requirements change; risks related to the quality and timeliness of the performance of our numerous subcontractors; risks associated with the satisfaction by the client of its requirements under the contract; risks related to potential claims, even if unjustified, relating to failure to comply with applicable laws or regulations or other wrong-doing; risks relating to security, especially information security; risks related to being unable to hire a sufficient number of qualified staff in a timely manner; and the risk that OCD requests substantially less in services than allowed by the contract. Many of these risks would be exacerbated by State or Federal policy, funding, or leadership changes related to the OCD or the contract. For other factors that could cause ICF International’s results to vary from expectations, please see the risks detailed from time to time in our filings with the Securities and Exchange Commission, including in our Registration Statement on Form S-1 under the caption “Risk Factors.”